The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell the Trigger PLUS and we are not soliciting an offer to buy the Trigger PLUS in any state where the offer or sale is not permitted.

Subject to Completion. Dated June 20, 2019

June 2019 Registration Statement No. 333-212571 Pricing Supplement dated June , 2019 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in U.S. and International Equities

Trigger PLUS Based on the Performance of a Basket of Three Indices due June 24, 2022

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Unlike conventional debt securities, the Trigger Performance Leveraged Upside SecuritiesSM (the “Trigger PLUS”) will pay no interest and do not guarantee any return of principal at maturity. Instead, if the final basket value is greater than the initial basket value, at maturity investors will receive the stated principal amount plus the leveraged upside performance of the basket, subject to the maximum payment at maturity. If the final basket value is less than or equal to the initial basket value but greater than or equal to the trigger value, which is equal to 75% of the initial basket value, at maturity investors will receive the stated principal amount. However, if the final basket value is less than the trigger value, at maturity investors will lose 1% of the stated principal amount for every 1% that the final basket value is less than the initial basket value. Under these circumstances, the amount investors receive will be less than 75% of the stated principal amount and could be zero. The Trigger PLUS are for investors who seek an equity index-based return and who are willing and able to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the basket, and the limited protection against loss, which applies only if the final basket value is greater than or equal to the trigger value. Investors may lose their entire initial investment in the Trigger PLUS. The Trigger PLUS are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the Trigger PLUS, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 5 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Trigger PLUS. See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus supplement.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Reference asset*:

An unequally weighted basket (the “basket”) consisting of three equity indices (each, a “basket component” and, together, the “basket components”). The basket components, the Bloomberg ticker symbol for each basket component and the weighting of each basket component are as follows:

Basket Component	Bloomberg Ticker Symbol	Weighting
S&P 500® Index (the “SPX Index”)	SPX<Index>	60.00%
EURO STOXX 50® Index (the “SX5E Index”)	SX5E<Index>	30.00%
MSCI Emerging Markets Index (the “MXEF Index”)	MXEF<Index>	10.00%
Due to the unequal weighting of each basket component, the performance of the SPX Index will have a significantly larger impact on the return on the Trigger PLUS than the performances of the SX5E Index and the MXEF Index.
Aggregate principal amount:	$
Stated principal amount:	$10 per Trigger PLUS
Initial issue price:	$10 per Trigger PLUS (see “Commissions and initial issue price” below)
Pricing date†:	June 21, 2019
Original issue date†:	June 26, 2019
Valuation date†:	June 21, 2022
Maturity date*†:	June 24, 2022
Interest:	None
Payment at maturity:

You will receive on the maturity date a cash payment per Trigger PLUS determined as follows:

•   If the final basket value is greater than the initial basket value:

the lesser of (a) $10 + leveraged upside payment and (b) maximum payment at maturity

•   If the final basket value is less than or equal to the initial basket value but greater than or equal to the trigger value:

$10

•   If the final basket value is less than the trigger value:

$10 × basket performance factor

This amount will be less than the stated principal amount of $10 and will represent a loss of more than 25%, and possibly all, of an investor’s initial investment. Investors may lose their entire initial investment in the Trigger PLUS. Any payment on the Trigger PLUS, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Trigger PLUS, by acquiring the Trigger PLUS, each holder of the Trigger PLUS acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page 5 of this document.
Maximum payment at maturity:	At least $14.25 per Trigger PLUS (at least 142.50% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Leveraged upside payment:	$10 × leverage factor × basket return
Leverage factor:	175%
Trigger value*:	, which is 75% of the initial basket value (rounded to two decimal places)
Basket return:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per Trigger PLUS	$10	$10	$0.25(2) $0.05(3)	$9.70
Total	$	$	$	$

(1)	Our estimated value of the Trigger PLUS on the pricing date, based on our internal pricing models, is expected to be between $9.435 and $9.635 per Trigger PLUS. The estimated value is expected to be less than the initial issue price of the Trigger PLUS. See “Additional Information Regarding Our Estimated Value of the Trigger PLUS” on page 4 of this document.

(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.25 for each Trigger PLUS they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each Trigger PLUS.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the Trigger PLUS and hold such Trigger PLUS for investment for a period of at least 30 days. Accordingly, the total principal amount of the Trigger PLUS may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of Trigger PLUS available for secondary trading and, therefore, could adversely affect the price of the Trigger PLUS in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the Trigger PLUS involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 16 of this document and on page S-7 of the prospectus supplement. You should read this document together with the related prospectus, prospectus supplement and index supplement, each of which can be accessed via the hyperlinks below, before you make an investment decision.

The Trigger PLUS will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Trigger PLUS or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

The Trigger PLUS constitute our unsecured and unsubordinated obligations. The Trigger PLUS are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated March 30, 2018	Prospectus Supplement dated July 18, 2016	Index Supplement dated July 18, 2016

Trigger PLUS Based on the Performance of a Basket of Three Indices due June 24, 2022

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Terms continued from previous page:
Initial basket value:	100
Final basket value*:

The final basket value will be calculated as follows:

100 × [1 + (component return of the SPX Index × 60.00%) + (component return of the SX5E Index × 30.00%) + (component return of the MXEF Index × 10.00%)]

Component return:	The component return of each basket component will equal: (final component value – initial component value) / initial component value
Initial component value*:

With respect to the SPX Index:      , which is the closing level of that basket component on the pricing date

With respect to the SX5E Index:       , which is the closing level of that basket component on the pricing date

With respect to the MXEF Index:      , which is the closing level of that basket component on the pricing date

Final component value*:	With respect to each basket component, the closing level of that basket component on the valuation date
Closing level*:	With respect to each basket component, closing level has the meaning set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06747B175 / US06747B1750
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)
*	If a basket component is discontinued or if the sponsor of a basket component fails to publish that basket component, the calculation agent may select a successor basket component or, if no successor basket component is available, will calculate the value to be used as the closing level of that basket component. In addition, the calculation agent will calculate the value to be used as the closing level of a basket component in the event of certain changes in or modifications to that basket component. For more information, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” and “Reference Assets—Baskets—Adjustments Relating to Securities Linked to a Basket” in the accompanying prospectus supplement.
†	Expected. In the event that we make any change to the pricing date or the original issue date, the valuation date and/or the maturity date may be changed so that the stated term of the Trigger PLUS remains the same. The valuation date may be postponed if the valuation date is not a scheduled trading day with respect to any basket component or if a market disruption event occurs with respect to any basket component on the valuation date as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” and “Reference Assets—Baskets—Scheduled Trading Days and Market Disruption Events for Securities Linked to a Basket of Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” in the accompanying prospectus supplement. In addition, the maturity date will be postponed if that day is not a business day or if the valuation date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

Barclays Capital Inc.

June 2019	Page 2

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Terms of the Trigger PLUS

You should read this document together with the prospectus dated March 30, 2018, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which the Trigger PLUS are a part. This document, together with the documents listed below, contains the terms of the Trigger PLUS and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Trigger PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Trigger PLUS.

When you read the prospectus supplement and the index supplement, note that all references to the prospectus dated July 18, 2016, or to any sections therein, should refer instead to the accompanying prospectus dated March 30, 2018, or to the corresponding sections of that prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated March 30, 2018: http://www.sec.gov/Archives/edgar/data/312070/000119312518103150/d561709d424b3.htm

▪	Prospectus supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

▪	Index supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information Regarding Our Estimated Value of the Trigger PLUS

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the Trigger PLUS might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Trigger PLUS on the pricing date is expected to be less than the initial issue price of the Trigger PLUS. The difference between the initial issue price of the Trigger PLUS and our estimated value of the Trigger PLUS is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Trigger PLUS, the estimated cost that we may incur in hedging our obligations under the Trigger PLUS, and estimated development and other costs that we may incur in connection with the Trigger PLUS.

Our estimated value on the pricing date is not a prediction of the price at which the Trigger PLUS may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Trigger PLUS in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Trigger PLUS in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Trigger PLUS in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the Trigger PLUS because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Trigger PLUS and other costs in connection with the Trigger PLUS that we will no longer expect to incur over the term of the Trigger PLUS. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Trigger PLUS and/or any agreement we may have with the distributors of the Trigger PLUS. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Trigger PLUS based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 16 of this document.

You may revoke your offer to purchase the Trigger PLUS at any time prior to the pricing date. We reserve the right to change the terms of, or reject any offer to purchase, the Trigger PLUS prior to their pricing date. In the event of any changes to the terms of the Trigger PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Trigger PLUS, by acquiring the Trigger PLUS, each holder of the Trigger PLUS acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Trigger PLUS; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Trigger PLUS into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Trigger PLUS such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Trigger PLUS, or amendment of the amount of interest or any other amounts due on the Trigger PLUS, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Trigger PLUS solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Trigger PLUS further acknowledges and agrees that the rights of the holders of the Trigger PLUS are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the Trigger PLUS may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

June 2019	Page 5

Trigger PLUS Based on the Performance of a Basket of Three Indices due June 24, 2022

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Trigger Performance Leveraged Upside Securities

Principal at Risk Securities

The Trigger PLUS Based on the Performance of a Basket of Three Indices due June 24, 2022 (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the basket components that enhances returns for a certain range of positive performance of the basket, based on the unequally weighted returns of the basket components from their respective initial component values to their respective final component values

▪	To enhance returns and potentially outperform the basket in a moderately bullish scenario

▪	To achieve similar levels of upside exposure to the basket as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

▪	To provide limited protection against a loss of principal in the event of a decline of the basket from the pricing date to the valuation date, but only if the final basket value is greater than or equal to the trigger value

If the final basket value is less than the trigger value, the Trigger PLUS are exposed on a 1:1 basis to the negative performance of the basket.

Maturity:	Approximately 3 years
Leverage factor:	175%
Maximum payment at maturity:	At least $14.25 per Trigger PLUS (at least 142.50% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Trigger value:	75% of the initial basket value
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger PLUS.
Basket weighting:	60.00% for the SPX Index, 30.00% for the SX5E Index and 10.00% for the MXEF Index
Interest:	None

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

The Trigger PLUS are for investors who seek an equity index-based return and who are willing and able to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the basket, and the limited protection against loss, which applies only if the final basket value is greater than or equal to the trigger value. Investors may lose their entire initial investment in the Trigger PLUS.

Leveraged Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance of the basket relative to a direct investment in the basket.
Trigger Feature	At maturity, even if the value of the basket has declined over the term of the Trigger PLUS, investors will receive their stated principal amount, but only if the final basket value is greater than or equal to the trigger value.
Upside Scenario	The final basket value is greater than the initial basket value. In this case, at maturity, the Trigger PLUS pay the stated principal amount of $10 plus a return equal to 175% of the basket return, subject to the maximum payment at maturity of at least $14.25 per Trigger PLUS (at least 142.50% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Par Scenario	The final basket value is less than or equal to the initial basket value but greater than or equal to the trigger value. In this case, at maturity, the Trigger PLUS pay the stated principal amount of $10 per Trigger PLUS even though the value of the basket has declined.
Downside Scenario	The final basket value is less than the trigger value. In this case, at maturity, the Trigger PLUS pay less than 75% of the stated principal amount and the percentage loss of the stated principal amount will be equal to the percentage decrease from the initial basket value to the final basket value. For example, if the final basket value is 55% less than the initial basket value, the Trigger PLUS will pay $4.50 per Trigger PLUS, or 45% of the stated principal amount, for a loss of 55% of the stated principal amount. There is no minimum payment at maturity on the Trigger PLUS. Accordingly, investors could lose their entire investment in the Trigger PLUS.

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Selected Purchase Considerations

The Trigger PLUS are not suitable for all investors. The Trigger PLUS may be a suitable investment for you if all of the following statements are true:

▪	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You anticipate that the final basket value will be greater than the initial basket value, and you are willing and able to accept the risk that, if the final basket value is less than the trigger value, you will lose a significant portion, and possibly all, of the stated principal amount of the Trigger PLUS.

▪	You understand and accept that any potential return on the Trigger PLUS is limited by the maximum payment at maturity.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the basket, as explained in more detail in the “Risk Factors” section of this document.

▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the securities composing the basket components, nor will you have any voting rights with respect to the securities composing the basket components.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Trigger PLUS to maturity.

▪	You are willing and able to assume our credit risk for all payments on the Trigger PLUS.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Trigger PLUS may not be a suitable investment for you if any of the following statements are true:

▪	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You seek an investment that provides for the full repayment of principal at maturity.

▪	You anticipate that the final basket value will be less than the initial basket value, or you are unwilling or unable to accept the risk that, if the final basket value is less than the trigger value, you will lose a significant portion, and possibly all, of the stated principal amount of the Trigger PLUS.

▪	You seek an investment with uncapped exposure to any positive performance of the basket.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the basket, as explained in more detail in the “Risk Factors” section of this document.

▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the securities composing the basket components.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Trigger PLUS to maturity.

▪	You are unwilling or unable to assume our credit risk for all payments on the Trigger PLUS.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Trigger PLUS. You should reach a decision whether to invest in the Trigger PLUS after carefully considering, with your advisors, the suitability of the Trigger PLUS in light of your investment objectives and the specific information set forth in this document, the prospectus, the prospectus supplement and the index supplement. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Trigger PLUS for investment.

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$10 per Trigger PLUS
Leverage factor:	175%
Trigger value:	75% of the initial basket value
Hypothetical maximum payment at maturity:	$14.25 per Trigger PLUS (142.50% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	None. You could lose your entire initial investment in the Trigger PLUS.

Trigger PLUS Payoff Diagram

Scenario Analysis

▪	Upside Scenario. If the final basket value is greater than the initial basket value, at maturity investors will receive the $10 stated principal amount plus 175% of the appreciation of the basket from the initial basket value to the final basket value, subject to the maximum payment at maturity. Under the hypothetical terms of the Trigger PLUS, investors will realize the maximum payment at maturity at a final basket value of approximately 124.286% of the initial basket value.

▪	For example, if the basket appreciates by 3%, at maturity investors would receive a 5.25% return, or $10.525 per Trigger PLUS.

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	If the basket appreciates by 50%, investors would receive only the hypothetical maximum payment at maturity of $14.25 per Trigger PLUS, or 142.50% of the stated principal amount.

▪	Par Scenario. If the final basket value is less than or equal to the initial basket value but greater than or equal to the trigger value, at maturity investors will receive the stated principal amount of $10 per Trigger PLUS.

▪	For example, if the basket depreciates by 5%, at maturity investors would receive the $10 stated principal amount per Trigger PLUS.

▪	Downside Scenario. If the final basket value is less than the trigger value, at maturity investors will receive an amount that is less than 75% of the $10 stated principal amount and that will reflect a 1% loss of principal for each 1% decline in the basket. Investors may lose their entire initial investment in the Trigger PLUS.

▪	For example, if the basket depreciates by 50%, investors would lose 50% of their principal and receive only $5.00 per Trigger PLUS at maturity, or 50% of the stated principal amount.

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

What Is the Total Return on the Trigger PLUS at Maturity, Assuming a Range of Performances for the Basket?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical total return at maturity on the Trigger PLUS. The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 stated principal amount to $10.00. The table and examples set forth below assume a hypothetical maximum payment at maturity of $14.25 per Trigger PLUS (142.50% of the stated principal amount) and reflect the initial basket value of 100.00, the leverage factor of 175% and the trigger value of 75.00 (or 75% of the initial basket value). The actual maximum payment at maturity will be determined on the pricing date. Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the Trigger PLUS. The numbers appearing in the following table and examples have been rounded for ease of analysis. The table and examples below do not take into account any tax consequences from investing in the Trigger PLUS.

Final Basket Value	Basket Return	Basket Performance Factor	Payment at Maturity	Total Return on Trigger PLUS
150.00	50.00%	N/A	$14.250	42.50%
140.00	40.00%	N/A	$14.250	42.50%
130.00	30.00%	N/A	$14.250	42.50%
124.29	24.29%	N/A	$14.250	42.50%
120.00	20.00%	N/A	$13.500	35.00%
110.00	10.00%	N/A	$11.750	17.50%
105.00	5.00%	N/A	$10.875	8.75%
100.00	0.00%	N/A	$10.000	0.00%
95.00	-5.00%	95.00%	$10.000	0.00%
90.00	-10.00%	90.00%	$10.000	0.00%
85.00	-15.00%	85.00%	$10.000	0.00%
80.00	-20.00%	80.00%	$10.000	0.00%
75.00	-25.00%	75.00%	$10.000	0.00%
74.99	-25.01%	74.99%	$7.499	-25.01%
70.00	-30.00%	70.00%	$7.000	-30.00%
60.00	-40.00%	60.00%	$6.000	-40.00%
50.00	-50.00%	50.00%	$5.000	-50.00%
40.00	-60.00%	40.00%	$4.000	-60.00%
30.00	-70.00%	30.00%	$3.000	-70.00%
20.00	-80.00%	20.00%	$2.000	-80.00%
10.00	-90.00%	10.00%	$1.000	-90.00%
0.00	-100.00%	0.00%	$0.000	-100.00%

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Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated, and are based on the hypothetical initial component values of 100.00. The hypothetical initial component value of 100.00 for each basket component has been chosen for illustrative purposes only and may not represent a likely actual initial component value for any basket component. Please see “Basket Overview” below for recent actual values of the basket components. The actual initial component value of each basket component will be determined on the pricing date.

Example 1: The value of the basket increases from the initial basket value of 100.00 to a final basket value of 150.00.

Basket Component	Hypothetical Initial Component Value	Final Component Value	Basket Component Return	Weighting
SPX Index	100.00	160.00	60.00%	60.00%
SX5E Index	100.00	140.00	40.00%	30.00%
MXEF Index	100.00	120.00	20.00%	10.00%

Step 1: Calculate the final basket value based on the final component values and weightings for each basket component.

The final basket value is calculated as follows:

100 × [1+ (60.00% × 60.00%) + (40.00% × 30.00%) + (20.00% × 10.00%)] = 150.00

Therefore, the final basket value is 150.00.

Step 2: Calculate the payment at maturity.

Because the final basket value is greater than the initial basket value, the payment at maturity is calculated as follows:

the lesser of (a) $10 + leveraged upside payment and (b) maximum payment at maturity

= the lesser of (a) $10 + ($10 × leverage factor × basket return) and (b) $14.25

First, calculate the basket return:

basket return = (final basket value – initial basket value) / initial basket value = (150.00 – 100.00) / 100.00 = 50.00%

Next, calculate the leveraged upside payment:

leveraged upside payment = $10 × leverage factor × basket return = ($10 × 175% × 50.00%) = $8.75

Because $10 plus the leveraged upside payment of $8.75 is greater than the maximum payment at maturity, the payment at maturity is equal to the maximum payment at maturity of $14.25 per Trigger PLUS, representing a total return of 14.25% on the Trigger PLUS.

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Example 2: The value of the basket increases from the initial basket value of 100.00 to a final basket value of 105.00.

Basket Component	Hypothetical Initial Component Value	Final Component Value	Basket Component Return	Weighting
SPX Index	100.00	102.00	2.00%	60.00%
SX5E Index	100.00	106.00	6.00%	30.00%
MXEF Index	100.00	120.00	20.00%	10.00%

Step 1: Calculate the final basket value based on the final component values and weightings for each basket component.

The final basket value is calculated as follows:

100 × [1+ (2.00% × 60.00%) + (6.00% × 30.00%) + (20.00% × 10.00%)] = 105.00

Therefore, the final basket value is 105.00.

Step 2: Calculate the payment at maturity.

Because the final basket value is greater than the initial basket value, the payment at maturity is calculated as follows:

the lesser of (a) $10 + leveraged upside payment and (b) maximum payment at maturity

= the lesser of (a) $10 + ($10 × leverage factor × basket return) and (b) $14.25

First, calculate the basket return:

basket return = (final basket value – initial basket value) / initial basket value = (105.00 – 100.00) / 100.00 = 5.00%

Next, calculate the leveraged upside payment:

leveraged upside payment = $10 × leverage factor × basket return = ($10 × 175% × 5.00%) = $0.875

Because $10 plus the leveraged upside payment of $0.875 is less than the maximum payment at maturity, the payment at maturity is equal to $10.875 per Trigger PLUS, representing a total return of 8.75% on the Trigger PLUS.

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Example 3: The value of the basket decreases from the initial basket value of 100.00 to a final basket value of 95.00.

Basket Component	Hypothetical Initial Component Value	Final Component Value	Basket Component Return	Weighting
SPX Index	100.00	50.00	-50.00%	60.00%
SX5E Index	100.00	170.00	70.00%	30.00%
MXEF Index	100.00	140.00	40.00%	10.00%

Step 1: Calculate the final basket value based on the final component values and weightings for each basket component.

The final basket value is calculated as follows:

100 × [1+ (-50.00% × 60.00%) + (70.00% × 30.00%) + (40.00% × 10.00%)] = 95.00

Therefore, the final basket value is 95.00.

Step 2: Calculate the payment at maturity.

In this example, the hypothetical final component value of the SPX Index is less than its hypothetical initial component value, while the hypothetical final component values of the SX5E Index and the MXEF Index are each greater than their respective hypothetical initial component values. Although the SX5E Index and the MXEF Index appreciated, the large decline in the SPX Index completely offsets the appreciation of the SX5E Index and the MXEF Index and results in the hypothetical final basket value being less than 100.00.

Because the final basket value is less than or equal to the initial basket value but greater than or equal to the trigger value, the payment at maturity is equal to the stated principal amount of $10.000 per Trigger PLUS.

The total return on the Trigger PLUS is 0.00%.

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Example 4: The value of the basket decreases from the initial basket value of 100.00 to a final basket value of 50.00.

Basket Component	Hypothetical Initial Component Value	Final Component Value	Basket Component Return	Weighting
SPX Index	100.00	40.00	-60.00%	60.00%
SX5E Index	100.00	70.00	-30.00%	30.00%
MXEF Index	100.00	50.00	-50.00%	10.00%

Step 1: Calculate the final basket value based on the final component values and weightings for each basket component.

The final basket value is calculated as follows:

100 × [1+ (-60.00% × 60.00%) + (-30.00% × 30.00%) + (-50.00% × 10.00%)] = 50.00

Therefore, the final basket value is 50.00.

Step 2: Calculate the payment at maturity.

Because the final basket value is less than the trigger value, the payment at maturity is equal to $5.000 per Trigger PLUS, calculated as follows:

($10 × basket performance factor)

= $10 × (final basket value / initial basket value)

= $10 × (50.00 / 100.00) = $5.000

The total return on the Trigger PLUS is -50.00%.

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Risk Factors

An investment in the Trigger PLUS involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Trigger PLUS. Investing in the Trigger PLUS is not equivalent to investing directly in the basket, any basket component or any of the securities composing any basket component. The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the prospectus supplement, including the risk factors discussed under the following headings:

o	“Risk Factors—Risks Relating to the Securities Generally”;

o	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities”; and

o	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Composed of More Than One Reference Asset.”

▪	The Trigger PLUS do not pay interest or guarantee the return of any principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the return of any of the stated principal amount at maturity. Instead, if the final basket value is less than the trigger value, which is 75% of the initial basket value, the payment at maturity will be an amount in cash that is less than the $10 stated principal amount of each Trigger PLUS by a percentage equal to the percentage decrease from the initial basket value to the final basket value. There is no minimum payment at maturity on the Trigger PLUS and, accordingly, you could lose your entire initial investment in the Trigger PLUS.

▪	The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity. The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity of at least $14.25 per Trigger PLUS (at least 142.50% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date. Although the leverage factor provides 175% exposure to any increase in the final basket value as compared to the initial basket value, because the payment at maturity will be limited to at least 142.50% of the stated principal amount for the Trigger PLUS, any increase in the final basket value as compared to the initial basket value by more than approximately 24.286% (in the case where the maximum payment at maturity is 142.50% of the stated principal amount) of the initial basket value will not further increase the return on the Trigger PLUS.

▪	Correlation (or lack of correlation) of performances among the basket components may adversely affect your return on the Trigger PLUS, and changes in the value of the basket components may offset each other. “Correlation” is a measure of the degree to which the returns of a pair of assets are similar to each other over a given period in terms of timing and direction. Movements in the value of the basket components may not correlate with each other. At a time when one basket component increases in value, the value of another basket component may not increase as much, or may even decline in value. Therefore, in calculating the basket components’ performance on the valuation date, an increase in the value of one basket component may be moderated, or wholly offset, by a lesser increase or by a decline in the value of another basket component. In addition, however, high correlation of movements in the values of the basket components could adversely affect your return on the Trigger PLUS during periods of negative performance of the basket components. Changes in the correlation of the basket components may adversely affect the market value of the Trigger PLUS.

▪	The basket components are unequally weighted. Due to the unequal weightings of the basket components, the performance of the SPX Index will have a significantly larger effect on the return on the Trigger PLUS than the performances of the SX5E Index and the MXEF Index. If the SPX Index performs poorly, that poor performance could negate or significantly diminish the effect on the return on the Trigger PLUS of any positive performance by the lower-weighted basket components.

▪	Credit of issuer. The Trigger PLUS are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Trigger PLUS, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Trigger PLUS and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Trigger PLUS.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Trigger PLUS, by acquiring the Trigger PLUS, each holder of the Trigger PLUS acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this document. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Trigger PLUS losing all or a part of the value of your investment in the Trigger PLUS or receiving a different security from the Trigger PLUS, which may be worth significantly less than the Trigger PLUS and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Trigger PLUS. The

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exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Trigger PLUS will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Trigger PLUS. See “Consent to U.K. Bail-in Power” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

▪	Investing in the Trigger PLUS is not equivalent to investing in the basket components or the securities composing the basket components. Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities composing the basket components.

▪	The Trigger PLUS will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Trigger PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Because other dealers are not likely to make a secondary market for the Trigger PLUS, the price, if any, at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Trigger PLUS. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the Trigger PLUS (as described on the cover page of this document), which may inhibit the development of a secondary market for the Trigger PLUS. The Trigger PLUS are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Trigger PLUS to maturity.

▪	The final basket value is not based on the value of the basket components or the value of the basket at any time other than the valuation date. The final basket value will be based solely on the closing value of the basket on the valuation date and the payment at maturity will be based solely on the final basket value as compared to the initial basket value. Therefore, if the value of the basket has declined as of the valuation date, the payment at maturity, if any, may be significantly less than it would otherwise have been had the final basket value been determined at a time prior to such decline or after the value of the basket has recovered. Although the value of the basket on the maturity date or at other times during the term of your Trigger PLUS may be higher than the closing value of the basket on the valuation date, you will not benefit from the value of the basket at any time other than on the valuation date.

▪	There are risks associated with investments in securities, such as the Trigger PLUS, linked to the value of non-U.S. equity securities with respect to the SX5E Index and the MXEF Index. The equity securities composing the SX5E Index and the MXEF Index are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the Trigger PLUS, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪	The Trigger PLUS are subject to risks associated with emerging markets with respect to the MXEF Index. The equity securities composing the MXEF Index have been issued by non-U.S. companies located in emerging market countries. Emerging markets pose further risks in addition to the risks associated with investing in foreign equity markets generally, as described in the previous risk factor. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

Since June 2018, the MXEF Index has included equity securities that are traded on mainland Chinese exchanges (as distinct from exchanges in Hong Kong). Shares traded on mainland Chinese exchanges, referred to as A-shares, are subject to regulation by Chinese authorities, including regulations that limit the amount of shares of equity securities that may be held by foreign investors. These regulations may adversely affect the price of A-shares. Trading in A-shares may be less liquid and subject to greater

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volatility, including as a result of actions by the Chinese government, than trading on international exchanges outside of mainland China.

▪	The Trigger PLUS do not provide direct exposure to fluctuations in exchange rates between the U.S. dollar and the euro with respect to the SX5E Index. The SX5E Index is composed of non-U.S. securities denominated in euros. Because the level of the SX5E Index is also calculated in euros (and not in U.S. dollars), the performance of the SX5E Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. In addition, any payments on the Trigger PLUS determined based in part on the performance of the SX5E Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. Therefore, holders of the securities will not benefit from any appreciation of the euro relative to the U.S. dollar with respect to the SX5E Index.

▪	The Trigger PLUS are subject to currency exchange risk with respect to the MXEF Index. Because the securities composing the MXEF Index are denominated in non-U.S. currencies and are converted into U.S. dollars for purposes of calculating the levels of the MXEF Index, the levels of the MXEF Index will be exposed to the currency exchange rate risk with respect to each of those non-U.S. currencies relative to the U.S. dollar. An investor's net exposure will depend on the extent to which each of those non-U.S. currencies strengthens or weakens against the U.S. dollar and the relative weight of the securities denominated in those non-U.S. currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those non-U.S. currencies, the levels of the MXEF Index will be adversely affected and any payments on the Trigger PLUS determined based in part on the MXEF Index may be reduced.

Exchange rate movements for a particular currency are volatile and are the result of numerous factors, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments between the countries represented in the MXEF Index and the United States; and

o	the extent of governmental surpluses or deficits in the countries represented in the MXEF Index and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the MXEF Index, the United States and other countries important to international trade and finance.

▪	Adjustments to a basket component could adversely affect the value of the Trigger PLUS. The publisher of a basket component may discontinue or suspend calculation or publication of that basket component at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued basket component and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the Trigger PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Trigger PLUS on or prior to the pricing date and prior to maturity could adversely affect the values of the basket components and the value of the basket and, as a result, could decrease the amount an investor may receive on the Trigger PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial component values and, therefore, the values at or above which the basket components must close on the valuation date so that the investor does not suffer a loss on their initial investment in the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could potentially affect the value of the basket components on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	The market price of the Trigger PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the Trigger PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the Trigger PLUS in the secondary market. Although we expect that generally the value of the basket on any day will affect the value of the Trigger PLUS more than any other single factor, other factors that may influence the value of the Trigger PLUS include:

o	the volatility (frequency and magnitude of changes in value) of the basket components;

o	the correlation (or lack of correlation) among the basket components;

o	dividend rates on the securities composing the basket components;

o	interest and yield rates in the market;

o	time remaining until the Trigger PLUS mature;

o	supply and demand for the Trigger PLUS;

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o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the securities composing the basket components and that may affect the final basket value;

o	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities composing the SX5E Index and the MXEF Index trade; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The values of the basket components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Basket Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

▪	The estimated value of your Trigger PLUS is expected to be lower than the initial issue price of your Trigger PLUS. The estimated value of your Trigger PLUS on the pricing date is expected to be lower, and may be significantly lower, than the initial issue price of your Trigger PLUS. The difference between the initial issue price of your Trigger PLUS and the estimated value of the Trigger PLUS is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Trigger PLUS, the estimated cost that we may incur in hedging our obligations under the Trigger PLUS, and estimated development and other costs that we may incur in connection with the Trigger PLUS.

▪	The estimated value of your Trigger PLUS might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your Trigger PLUS on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the Trigger PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your Trigger PLUS on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Trigger PLUS may not be consistent with those of other financial institutions that may be purchasers or sellers of Trigger PLUS in the secondary market. As a result, the secondary market price of your Trigger PLUS may be materially different from the estimated value of the Trigger PLUS determined by reference to our internal pricing models.

▪	The estimated value of your Trigger PLUS is not a prediction of the prices at which you may sell your Trigger PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Trigger PLUS and may be lower than the estimated value of your Trigger PLUS. The estimated value of the Trigger PLUS will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Trigger PLUS from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Trigger PLUS in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Trigger PLUS. Further, as secondary market prices of your Trigger PLUS take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Trigger PLUS such as fees, commissions, discounts, and the costs of hedging our obligations under the Trigger PLUS, secondary market prices of your Trigger PLUS will likely be lower than the initial issue price of your Trigger PLUS. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Trigger PLUS from you in secondary market transactions, if any, will likely be lower than the price you paid for your Trigger PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the Trigger PLUS in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Trigger PLUS. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Trigger PLUS in the secondary market (if Barclays Capital Inc. makes a market in the Trigger PLUS, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Trigger PLUS on the pricing date, as well as the secondary market value of the Trigger PLUS, for a temporary period after the initial issue date of the Trigger PLUS. The price at which Barclays Capital Inc. may initially buy or sell the Trigger PLUS in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Trigger PLUS.

▪	We and our affiliates, and any dealer participating in the distribution of the Trigger PLUS, may engage in various activities or make determinations that could materially affect your Trigger PLUS in various ways and create conflicts of interest. We

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and our affiliates play a variety of roles in connection with the issuance of the Trigger PLUS, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Trigger PLUS.

In connection with our normal business activities and in connection with hedging our obligations under the Trigger PLUS, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the basket components or their components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Trigger PLUS. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Trigger PLUS into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Trigger PLUS.

In addition, the role played by Barclays Capital Inc., as the agent for the Trigger PLUS, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Trigger PLUS. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Trigger PLUS and such compensation or financial benefit may serve as an incentive to sell the Trigger PLUS instead of other investments. Furthermore, we and our affiliates establish the offering price of the Trigger PLUS for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, if any dealer participating in the distribution of the Trigger PLUS or any of its affiliates conducts hedging activities for us in connection with the Trigger PLUS, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any selling concession that the participating dealer realizes for the sale of the Trigger PLUS to you. This additional projected profit may create a further incentive for the participating dealer to sell the Trigger PLUS to you.

In addition to the activities described above, we will also act as the calculation agent for the Trigger PLUS. As calculation agent, we will determine any values of the basket components and make any other determinations necessary to calculate any payments on the Trigger PLUS. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred with respect to a basket component on any date that the value of the basket components is to be determined; if a basket component is discontinued or if the sponsor of a basket component fails to publish that basket component, selecting a successor basket component or, if no successor basket component is available, determining any value necessary to calculate any payments on the Trigger PLUS; and calculating the value of a basket component on any date of determination in the event of certain changes in or modifications to that basket component. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Trigger PLUS, and any of these determinations may adversely affect any payments on the Trigger PLUS.

▪	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Trigger PLUS, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Trigger PLUS are uncertain, and the IRS or a court might not agree with the treatment of the Trigger PLUS as prepaid forward contracts, as described below under “Additional provisions—Tax considerations.” If the IRS were successful in asserting an alternative treatment for the Trigger PLUS, the tax consequences of the ownership and disposition of the Trigger PLUS could be materially and adversely affected. In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Trigger PLUS (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Basket Overview

The basket is an unequally weighted basket composed of three indices.

Basket component information as of June 18, 2019
	Bloomberg Ticker Symbol	Current Basket Component Value	52 Weeks Ago (6/19/2018)	52 Week High	52 Week Low	Weighting
S&P 500® Index	SPX	2,917.75	2,762.59	2,945.83	2,351.10	60.00%
EURO STOXX 50® Index	SX5E	3,452.89	3,435.30	3,527.18	2,937.36	30.00%
MSCI Emerging Markets Index	MXEF	1,023.91	1,085.03	1,096.39	934.80	10.00%

The following graph is calculated to show the performance of the basket during the period from January 2, 2014 through June 18, 2019 assuming that on January 2, 2014, the basket components were weighted as set forth above, the initial component values were determined and the initial basket value was set equal to 100, and illustrates the effect of the offset and/or correlation among the basket components during such period. The graph does not take into account the trigger, the leverage factor or the maximum payment at maturity on the Trigger PLUS, nor does it attempt to show your expected return on an investment in the Trigger PLUS. You cannot predict the future performance of any basket component or of the basket as a whole, or whether an increase in the level of a basket component will be offset by a decrease in the level of another basket component. The historical performance of the basket and the degree of correlation between the value trends of the basket components (or lack thereof) should not be taken as an indication of the future performance of the basket.

Historical Basket Performance* January 2, 2014 through June 18, 2019

* The dotted line indicates a hypothetical trigger value of 75% of the hypothetical value of the Basket on June 18, 2019. The actual trigger value is 75, which is equal to 75% of the actual initial basket value of 100.

Past performance is not indicative of future results.

The following tables set forth the published high, low and period-end closing levels of each basket component for each quarter for the period of January 2, 2014 through June 18, 2019. The associated graphs show the closing levels of each basket component for each day in the same period. The closing level of each basket component on June 18, 2019 is set forth in the table above under the column “Current Basket Component Value.” We obtained the closing levels of the basket components from Bloomberg Professional® service,

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without independent verification. Future performance of the basket components may differ significantly from historical performance, and no assurance can be given as to the closing level of the basket components during the term of the Trigger PLUS, including on the valuation date. We cannot give you assurance that the performance of the basket components will not result in a loss on your initial investment.

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Principal at Risk Securities

S&P 500® Index Overview

The SPX Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the SPX Index, see “Indices—The S&P U.S. Indices” in the accompanying index supplement, as supplemented by the following updated information. Beginning in June 2016 (or July 2017, in the case of IEX), U.S. common equities listed on Cboe BZX, Cboe BYX, Cboe EDGA, Cboe EDGX or IEX were added to the universe of securities that are eligible for inclusion in the SPX Index. Effective March 2017, the minimum unadjusted company market capitalization for potential additions to the SPX Index was increased to $6.1 billion from $5.3 billion and, effective February 2019, was further increased to $8.2 billion. In addition, as of July 2017, the securities of companies with multiple share class structures are no longer eligible to be added to the SPX Index, but securities already included in the SPX Index have been grandfathered and are not affected by this change.

S&P 500® Index	High	Low	Period End
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter	2,271.72	2,085.18	2,238.83
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter	2,519.36	2,409.75	2,519.36
Fourth Quarter	2,690.16	2,529.12	2,673.61
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter	2,930.75	2,713.22	2,913.98
Fourth Quarter	2,925.51	2,351.10	2,506.85
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter (through June 18, 2019)	2,945.83	2,744.45	2,917.75

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SPX Index Historical Performance— January 2, 2014 to June 18, 2019

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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EURO STOXX 50® Index Overview

The SX5E Index is composed of 50 component stocks of market leaders in terms of free-float market capitalization from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. At any given time, some eligible countries may not be represented in the SX5E Index. For more information about the SX5E Index, see “Indices—The EURO STOXX 50® Index” in the accompanying index supplement.

EURO STOXX 50® Index	High	Low	Period End
2014
First Quarter	3,172.43	2,962.49	3,161.60
Second Quarter	3,314.80	3,091.52	3,228.24
Third Quarter	3,289.75	3,006.83	3,225.93
Fourth Quarter	3,277.38	2,874.65	3,146.43
2015
First Quarter	3,731.35	3,007.91	3,697.38
Second Quarter	3,828.78	3,424.30	3,424.30
Third Quarter	3,686.58	3,019.34	3,100.67
Fourth Quarter	3,506.45	3,069.05	3,267.52
2016
First Quarter	3,178.01	2,680.35	3,004.93
Second Quarter	3,151.69	2,697.44	2,864.74
Third Quarter	3,091.66	2,761.37	3,002.24
Fourth Quarter	3,290.52	2,954.53	3,290.52
2017
First Quarter	3,500.93	3,230.68	3,500.93
Second Quarter	3,658.79	3,409.78	3,441.88
Third Quarter	3,594.85	3,388.22	3,594.85
Fourth Quarter	3,697.40	3,503.96	3,503.96
2018
First Quarter	3,672.29	3,278.72	3,361.50
Second Quarter	3,592.18	3,340.35	3,395.60
Third Quarter	3,527.18	3,293.36	3,399.20
Fourth Quarter	3,414.16	2,937.36	3,001.42
2019
First Quarter	3,409.00	2,954.66	3,351.71
Second Quarter (through June 18, 2019)	3,514.62	3,280.43	3,452.89

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SX5E Index Historical Performance— January 2, 2014 to June 18, 2019

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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MSCI Emerging Markets Index Overview

The MXEF Index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of global emerging markets. The MXEF Index currently consists of the following 26 emerging market country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Pakistan, Peru, the Philippines, Poland, Qatar, Russia, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and the United Arab Emirates. For more information about the MXEF Index, see “Indices—The MSCI Indices” in the accompanying index supplement, as supplemented by the following updated information. Since June 2018, the MXEF Index has included shares traded on mainland Chinese exchanges, referred to as A-shares.

MSCI Emerging Markets Index	High	Low	Period End
2014
First Quarter	1,002.66	916.56	994.65
Second Quarter	1,057.59	993.12	1,050.78
Third Quarter	1,100.98	1,005.33	1,005.33
Fourth Quarter	1,016.07	909.98	956.31
2015
First Quarter	993.82	934.73	974.57
Second Quarter	1,067.01	959.42	972.25
Third Quarter	971.91	771.77	792.05
Fourth Quarter	868.56	771.22	794.14
2016
First Quarter	836.80	688.52	836.80
Second Quarter	853.69	781.84	834.10
Third Quarter	927.29	819.19	903.46
Fourth Quarter	918.68	838.96	862.27
2017
First Quarter	973.08	861.88	958.37
Second Quarter	1,019.11	952.92	1,010.80
Third Quarter	1,112.92	1,002.48	1,081.72
Fourth Quarter	1,158.45	1,082.97	1,158.45
2018
First Quarter	1,273.07	1,142.85	1,170.88
Second Quarter	1,184.13	1,046.71	1,069.52
Third Quarter	1,092.36	1,003.33	1,047.91
Fourth Quarter	1,046.40	934.80	965.78
2019
First Quarter	1,070.95	949.57	1,058.13
Second Quarter (through June 18, 2019)	1,096.39	984.81	1,023.91

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MXEF Index Historical Performance— January 2, 2014 to June 18, 2019

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Additional Information about the Trigger PLUS

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Minimum ticketing size:	$1,000 / 100 Trigger PLUS
Tax considerations:

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Trigger PLUS. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, the Trigger PLUS should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the basket. Assuming this treatment is respected, upon a sale or exchange of the Trigger PLUS (including redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Trigger PLUS, which should equal the amount you paid to acquire the Trigger PLUS. This gain or loss on your Trigger PLUS should be treated as long-term capital gain or loss if you hold your Trigger PLUS for more than a year, whether or not you are an initial purchaser of Trigger PLUS at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Trigger PLUS could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Trigger PLUS do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the Trigger PLUS with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Trigger PLUS. You should consult your tax advisor regarding the potential application of Section 871(m) to the Trigger PLUS.

You should review the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Foreign Account Tax Compliance Withholding” in the accompanying prospectus supplement. The discussion in that section is modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds (other than amounts treated as interest) of the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

Trustee:	The Bank of New York Mellon

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Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the Trigger PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the Trigger PLUS through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the Trigger PLUS by taking positions in the basket components and the securities composing the basket components, futures and options contracts on the basket components and the securities composing the basket components and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the value of the basket components, the market value of the Trigger PLUS or any amounts payable on your Trigger PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.

This document represents a summary of the terms and conditions of the Trigger PLUS. We encourage you to read the accompanying prospectus, prospectus supplement and index supplement for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission for each Trigger PLUS they sell, and Morgan Stanley Wealth Management will receive a structuring fee for each Trigger PLUS, in each case as specified on the cover page of this document.

We expect that delivery of the Trigger PLUS will be made against payment for the Trigger PLUS on the original issue date indicated on the cover of this document, which is expected to be more than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Trigger PLUS on any date prior to two business days before delivery will be required, by virtue of the fact that the Trigger PLUS will initially settle in more than two business days, to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.

The Trigger PLUS are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended from time to time, “MiFID”); (ii) a customer within the meaning of Directive 2002/92/EC (as amended from time to time), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended from time to time, including by Directive 2010/73/EU). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the Trigger PLUS or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such Trigger PLUS or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.

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